AGREEMENT FOR SERVICE

This Agreement, effective on the 1st day of July, 2005, is by and between the County of Loudoun, Virginia, hereinafter called the "County", and CONMED, Inc., hereinafter referred to as "Contractor".

WITNESSETH:

WHEREAS, County is charged by law with responsibility for administering, managing and supervising the delivery of health care services to the inmates housed in the Loudoun County Adult Detention Center and Work Release Center (the "Facility");

WHEREAS, the objective of the County is to provide for the delivery of quality health care to inmates housed at the Facility in accordance with applicable law;

WHEREAS, the Contractor provides or arranges to provide correctional healthcare services and desires to provide such services for the County under the terms and conditions set forth in this Agreement; and

WHEREAS, the parties desire to enter into this Agreement to govern their relationship.

NOW, THEREFORE, with the intent to be legally bound, and in consideration of the mutual covenants set forth herein, the parties agree as follows:

I. SCOPE OF SERVICES. The Contractor shall provide health care services for the County's Adult Detention Center and Work Release Facility Inmates in accordance with the terms and conditions contained herein.

A. Summary of Services to be Provided:

The Contractor shall provide comprehensive, preliminary, primary and continuing health and medical care services to all inmates (males, females and juveniles if held in transit), while housed in the Loudoun County Adult Detention Center or Work Release Center, and other correctional housing facilities under the authority of the Loudoun County Sheriff's Office and while in the custody of the Sheriff. The Contractor shall ensure that inmates have access to the full

range and scope of health and medical care services for chronic and acute health care needs as necessary. The Contractor shall provide medical and health care services as appropriate in a cost effective manner with emphasis in the areas of health maintenance, preventive measures, health promotions, and health and nutrition education. The contractor shall provide comprehensive and continuing health care for inmates to include, but not be limited to, preventive counseling, education, gynecological services for women, physical exams, PAP smears, general medical exams, diagnosis and treatment, treatment and management of chronic illnesses, laboratory testing, radiology services, dental, prescription medications as needed, coordination of care with specialists and annual program reports. The Contractor shall provide training for health care staff to ensure quality assurance, compliance with Department of Corrections Standards and maintenance of appropriate licenses for its personnel as required. Licensing shall include at least one (1) certified First Aid and CPR Instructor.

B. Tasks to be Performed:

1. The contractor shall provide basic preliminary, primary and continuing health and medical care services to inmates in the custody of the Office of the Sheriff.

2. The Contractor shall serve as medical and health care director for all correctional housing facilities under the authority of the Sheriff's Office. The Contractor shall maintain and administer a comprehensive health care services program to meet the needs of incarcerated individuals (males, females, and juveniles).

3. The Contractor shall assist in the development of policies and procedures to ensure that maintenance of high quality medical, health and nursing care is coordinated with the health care staff and in line with all applicable federal and state regulations.

4. The Contractor shall monitor and ensure that the performance of assigned health care personnel conforms with the rules and regulations of the State Board of Medicine, State Board of Nursing, State Board of Pharmacy, and any other regulatory agencies as required. In addition, the Contractor shall

conform to security regulations, General Orders and any other policies as required by the Sheriff's Office.

5. The Contractor shall provide, on a regular basis, on-the-job training, in-service training and retraining for health care staff concerning symptomatology and new treatment methods and procedures. The Contractor shall assist staff in securing training and seminars to attain their required continuing education credits.

6. The Contractor shall authorize and approve all written medical and health care policies and procedures generated to establish treatment and care procedures for all correctional facilities under the authority of the Sheriff's Office.

7. The Contractor shall, in cases where conditions and health care needs require care beyond the scope and capability of the care which can be provided in the confines of the ADC, supervise the care of said inmate while hospitalized. The Sheriff requires that inmates be admitted to Loudoun Hospital Center. Contractor shall arrange for the admission of any inmate who, in the opinion of the Medical Director, requires hospitalization.

8. The Contractor shall provide supervision of all nursing and medical staff employed by the Contractor. In addition, the Contractor shall provide a liaison to a designated Sheriff's Office supervisor. The health care staff shall be at levels consistent with the full-time equivalent (FTE) requirements set forth in Exhibit A, attached hereto and incorporated herein.

9. During times where Contractor's medical or health care staff is not available, the Contractor shall provide for a continuation of coverage and services through a substitute with the same licensure and qualifications. Compensation for this replacement is the responsibility of the Contractor.

10. The Contractor shall appear pursuant to a subpoena, on behalf of the Sheriff, members of the Sheriff's Office, or the County of Loudoun in cases involving litigation against the Sheriff's Office, Sheriff's Office personnel or Loudoun County, as necessary.

11. The Contractor shall attend and have direct input in any staff meetings which the Chief Correctional Officer designates for health care attendance.

12. The Contractor shall provide reports and evaluations as necessary and as requested by the Sheriff with information concerning care provisions in the facility, care and services provided and any recommendations for improvements and additional services as necessary.

13. All health care and medical services shall be provided at the facility of the Adult Detention Center. Health care can be provided by specialist(s) on the outside as necessary on the basis of referrals.

14. The Contractor shall work with the Sheriff's Office staff to schedule transports to outside facilities and specialists.

15. The Contractor shall be responsible for maintaining yearly First Aid training of Sheriff's Office Corrections/Courts Security staff through licensed First Aid Instructor.

16. The Contractor shall be responsible for maintaining yearly CPR training of Sheriff's Office Corrections/Courts Security staff through licensed CPR instructor.

17. Nursing staff provided through Contractor shall be responsible for ordering medical supplies and medications. Nursing staff shall also be responsible for filing medical notification forms and other forms associated with inmate co-pay processes.

18. The Contractor shall provide medical staff capable of performing all physical tasks required to provide Inmate healthcare services, to include, but not limited to, negotiating multiple flights of stairs, light lifting, etc.

C. <u>Emergency Services</u>

The Contractor shall provide emergency medical treatment to all inmates, visitors and facility staff as necessary and appropriate on site. The Contractor shall provide off-site emergency medical care, as required, through arrangements to be determined with local hospitals. Contractor shall arrange for ambulance services for emergency circumstances. Routine transfers shall be the responsibility of the County regarding off-site non-emergency medical treatment.

D. Hospitalization Services

The Contractor will arrange for the hospital admission of any inmate who, in the opinion of the treating physician requires hospitalization. Contractor shall report monthly to the County on these expenditures.

E. Radiology

Routine x-ray services shall be provided off-site through a local provider. Off site specialty x-ray services shall be performed through the local hospital or another local provider. All radiology procedures shall include a written report prepared by the radiologist and forwarded to the medical unit to be filed in the permanent medical record.

F. Dental

Dental services shall be provided off-site for all inmates and shall consist of procedures necessary to relieve pain, control infection and ensure the ability to chew. Dental prosthetics shall also be available following dentist's order. In addition, referrals to an oral surgeon shall be made when complex dental procedures are needed. Documentation in the medical record shall provide the record for dental encounters for each inmate

G. Infant Care

The Contractor shall provide health services to any pregnant inmate. Health care services provided to an infant following birth will be the responsibility of the County.

H. Elective Medical Care

The Contractor shall not be responsible for the provision of elective medical care to inmates. For the purposes of this Agreement, "elective medical care" means medical care which, if not provided, would not in the opinion of the treating physician cause the inmate's health to deteriorate or cause definite harm to the inmate's well-being.

I. Working Hours/Location

The Contractor shall provide health care and medical care services to all inmates under the authority of the Sheriff at the Adult Detention Center (ADC) and Work Release Center.

The Contractor shall provide nursing staff twenty-four hours a day, seven days a week. The Contractor shall be responsible for providing substitute nursing staff to ensure the twenty-four hours a day, seven days a week coverage.

The contracted physician shall provide sick call, at a minimum, one (1) day per week, based upon population and statistics. In addition, the physician shall be available and on call twenty-four hours a day, seven days a week to provide guidance and consultation to the nursing staff.

J. Mandatory Qualifications:

The Contractor's nursing personnel and contracted physicians shall have qualifications and licensure requirements as provided in Chapter 12, Title 54 of the Code of Virginia (1950) as amended.

The Contractor's contracted physician shall arrange for the admission and treatment of inmates at Loudoun Hospital Center, or any other County approved hospital.

The assigned staff shall be fluent in the English language. Fluency in Spanish is also desirable.

II. CONTRACT TERMS AND CONDITIONS

A. Medical Service Required for Injuries/Illness Prior to Incarceration or Not Occurring at Detention Facility

To the extent possible and medically appropriate, Contractor agrees to render on-site medical services to inmates for injuries incurred prior to incarceration, or while the inmate was away from the jail. In no event, however, shall Contractor be liable for or responsible for the payment of:

1. any claim, liability, cost or expense arising or incurred at any time in connection with treatment of any inmate's injury if such injury occurred (i) during any period prior to the inmate's incarceration, or (ii) while the inmate was away from the facility for reasons other than health care prescribed by Contractor employees or Contractors; or

2. any claim, liability or cost arising out of the County's, the Sheriff's or any of their respective employee's, officer's, agent's or subcontractor's (i) preventing any inmate from receiving medical care ordered by Contractor employees or contractors, (ii) failure to exercise good judgement in promptly presenting any ill or injured inmate for treatment by contractor employees or contractors, or (iii) own act or omission, including negligence or willful misconduct.

B. <u>Use of Inmates in the Provision of Health Care Services</u>

Inmates shall not be employed or otherwise engaged by either contractor or County in the direct rendering of any health care services. Inmates may be used in positions not involving the rendering of health care services directly to inmates as contractor and County may mutually agree.

C. <u>Subcontracting and Delegation</u>

In order to discharge its obligations hereunder, Contractor shall engage certain health care professionals as independent contractors rather than employees, and County expressly consents to such subcontracting or delegation. As the relationship between Contractor and these health care professionals will be that of independent contractor, Contractor shall not be considered or deemed to be engaged in the practice of medicine or other professions practiced by these professionals, and Contractor shall not exercise control over the manner or means by which these independent contractors perform their professional duties.

D. <u>Medical Records</u>

The Contractor shall maintain a medical record for each Inmate. Individual medical and dental health care records are initiated upon intake screening. The record will be maintained for each inmate throughout his/her incarceration. This medical record shall be maintained pursuant to applicable law and shall be kept separate from the Inmate's confinement record. A complete copy of the applicable medical record shall be available to accompany any Inmate who is transferred from the Facility to another location for off-site services. Medical records shall be kept confidential, and Contractor shall follow the County's policy with regard to access by Inmates and Facility staff to medical records, subject to applicable law regarding confidentiality of such records. No information contained in the medical records shall be released by Contractor except as provided by County's policy, by a court order, or otherwise in accordance with applicable law. The parties shall comply with any applicable regulations of the Health Insurance Portability and Accountability Act ("HIPAA").

E. <u>Inmate Health Insurance</u>

The Contractor may seek and obtain from any Inmate information concerning any health insurance the Inmate might have that would cover the off-site services arranged by

Contractor hereunder, and County will cooperate fully with Contractor in its efforts to secure this information.

F. Contractor Records Available to County with Limitations on Disclosure

Subject to the provisions of Section II.D above, Contractor shall make available to County, at County's request, all records, documents and other papers relating to the direct delivery of health care services to Inmates hereunder; provided, however, that County understands that the systems, methods, procedures, written materials and other controls employed by Contractor in the performance of its obligations hereunder are proprietary in nature and will remain the property of Contractor and may not, at any time, be used, distributed, copied or otherwise utilized by County, except in connection with the delivery of health care services hereunder, unless such disclosure is approved in advance in writing by Contractor.

G. County Records Available to Contractor with Limitations on Disclosure

Subject to the provisions of Section II.D above, during the term of this Agreement and for a reasonable time thereafter, County will provide Contractor, at Contractor's request, County's records relating to the provision of health care services to Inmates as may be requested by Contractor or as are pertinent to the investigation or defense of any claim related to Contractor's conduct. County will make available to Contractor such records as are maintained by County, hospitals, and other outside health care providers involved in the care or treatment of Inmates (to the extent County has any claim to those records) as Contractor may reasonably request consistent with applicable law; provided, however, that any such information released by County to Contractor that County considers confidential will be kept confidential by Contractor and will not, except as may be required by law, be distributed to any third party without prior written approval by County.

III. SECURITY

A. General

The Contractor and County understand that adequate security services are necessary for the safety of the agents, employees and subcontractors of contractor, as well as for the security of Inmates and Facility staff. County will provide security services satisfactory to Contractor and sufficient to

enable Contractor and its personnel safety to provide the health care services called for hereunder.

B. Transportation Off-Site

The County will provide transportation and security as necessary and appropriate in connection with the transportation of any Inmate between the Facility and any other location for off-site services as contemplated herein.

IV. OFFICE SPACE AND EQUIPMENT

A. Office Space and Support

The County agrees to provide Contractor with office space, facilities, office furniture, utilities (including local telephone service), sufficient to enable Contractor to perform its obligations hereunder.

B. Delivery of Possession

The County will deliver to Contractor on the date of commencement of this Agreement possession and control of all office equipment and supplies then in place at the Facility's health care facilities that is County's property.

C. Supplies

The Contractor warrants and represents that the quality and quantity of supplies on hand during this Agreement will be sufficient to enable Contractor to perform its obligations hereunder.

D. General Services

The County will provide for each Inmate receiving health care services no less than the full range of services and facilities provided by County for other Inmates at the Facility including, but not limited to, daily housekeeping services, dietary services, building maintenance services, personal hygiene supplies and services, and linen supplies.

V. COMPENSATION

A. Budget Amount, Billing & Reconciliation.

In consideration for the services provided or arranged by Contractor pursuant to this Agreement, the County agrees to pay Contractor the following consideration:

County shall reimburse the Contractor for its costs and expenses associated with providing services hereunder, and shall in addition pay a fixed management fee, as provided in Exhibit A, attached hereto. Should the Contractor's estimated annual costs and expenses for Inpatient Hospital

Services, Outpatient and Ancillary Services, and Pharmacy exceed the amount set forth in the annual budget, the County shall reimburse Contractor for all such costs and expenses. All other costs are fixed for a two (2) year period.

During the first contract year, Contractor shall be paid a base rate of $692,268 annually, and billed at $57,689 monthly for its services pursuant to the Agreement (see Exhibit A). The budget is predicated upon an average monthly population of 329 or less. If the population increases/decreases, the Contractor shall increase/decrease it's monthly charge by $1.21 per inmate (under and over) per day..

B. Method of Payment

The Contractor shall invoice the County for the monthly base rate on the first day of the month in advance of the month in which services are to be furnished, e.g., July 1 for services to be furnished in August 1. County agrees to remit payment within twenty (20) in receipt of a one percent (1%) discount of invoice amount. Invoices shall be submitted to:

County of Loudoun, Virginia
Sheriff's Office
106 Edwards Ferry Road
Leesburg VA, 20176

C. Payment to Subcontractors

Within seven days after receipt of amounts paid by the County for work performed by a subcontractor under this contract, the Contractor shall either:

1. Pay the Subcontractor for the proportionate share of the total payment received from the County attributable to the work performed by the Subcontractor under this contract; or

2. Notify the County and Subcontractor, in writing, of his intention to withhold all or a part of the Subcontractor's payment and the reason for non- payment.

The Contractor shall pay interest to the Subcontractor on all amounts owed that remain unpaid beyond the seven day period except for amounts withheld as allowed in item b. above.

Unless otherwise provided under the terms of this contract, interest shall accrue at the rate of one percent per month.

The Contractor shall include in each of its subcontracts a provision requiring each Subcontractor to include or otherwise be subject to the same payment and interest requirements as set forth above with respect to each lower-tier subcontractor.

The Contractor's obligation to pay an interest charge to a Subcontractor pursuant to this provision may not be construed to be an obligation of the County.

D. Reconciliation

The Contractor and the County agree that, on a quarterly basis, a reconciliation will be completed comparing actual expenses incurred to the Monthly Budget by Cost Category per Exhibit A. The Contractor and the County further agree that quarterly reconciliation meetings will occur no later than 30 days following the close of each quarter. The quarterly review will include both a review of estimated and/or actual expenses for the quarter just ending, and a financial review of actual paid expenses for the preceding quarter. Any differences between the actual paid expenses and the Monthly Budget for Inpatient Hospital Services, Outpatient and Ancillary Services and Pharmacy Cost Categories will result in an adjustment to payment, either as an additional amount due the Contractor or as a credit due the County, at the next billing cycle.

Annual reconciliation will be completed within six months of the end of each contract year. Adjustments to payment arising from differences between the actual paid expenses and the Annual Budget for all specific Cost Categories, as mentioned in above paragraph, will then be made at the next billing cycle.

E. Procedures

The extent and character of the services to be performed by the Contractor shall be subject to the general control and approval of the Loudoun County Sheriff or his authorized representative(s). The Contractor shall not comply with requests and/or orders issued by other than the Loudoun County Sheriff or his authorized representatives(s) acting within their authority for the County. Any change to this Agreement must be in writing, signed by both parties, and approved by the County Purchasing Agent.

F. Changes in the Law

If any statute, rule or regulation is passed or any order issued or any statute or guideline adopted materially increasing the cost to Contractor of providing health care services hereunder, Contractor and County may negotiate additional compensation to be paid by County to Contractor as a result of such changes.

G. Responsibility for Inmate Health Care

Upon termination of this Agreement, total responsibility for providing health care services to all Inmates, including Inmates receiving health care services at facilities off site, shall be transferred from Contractor to County.

VI. TERM OF AGREEMENT

A. Agreement Term

The initial term of the Agreement shall be from July 1, 2005 through June 30, 2007 ("Initial Term") unless otherwise terminated as provided herein.

This contract may be renewed based on the same terms and conditions at the expiration of its term by mutual agreement between the parties. The base compensation shall be based on the CPI for the Bureau of Labor Statistics Consumer Price Index for all Urban Consumers for "medical care" in the Northeast Region. The renewal may be for two (2), two year periods, for a maximum six (6) year contract.

Notice of intent to renew will be given to the Contractor in writing by the County, normally 90 days before the expiration date of the current contract. This notice will not be deemed to commit the County to a contract renewal

B. Termination

Subject to the provisions below, the contract may be terminated without cause by the County upon ninety (90) days advance written notice to the other party; but if any work or service hereunder is in progress, but not completed as of the date of termination, then this contract may be extended for an additional thirty (30) days upon written approval of the County until said work or services are completed and accepted.

1. Termination for Convenience

In the event that this contract is terminated or cancelled upon request and for the convenience of the County, without the required ninety (90) days advance written notice, then the County shall negotiate reasonable termination costs, if applicable.

2. Termination for Cause

Termination by either party for cause, default or negligence shall be excluded from the foregoing provision; termination costs, if any, shall not apply. In

the event either party shall give notice to the other that such other party has materially defaulted in the performance of any of its obligations hereunder and such default shall not have been cured within thirty (30) days following the giving of such notice in writing, the party giving notice shall have the right immediately to terminate this Agreement by providing further written notice; provided, however, that the cure period shall be limited to fourteen (14) days if the default is failure by the County to timely make any payments due CONMED hereunder.

3. Termination Due to Unavailability of Funds in Succeeding Fiscal Years

When funds are not appropriated or otherwise made available to support continuation of performance in a subsequent fiscal year, the contract shall be canceled and the Contractor shall be reimbursed for the reasonable value of services provided to the date of termination.

VII. INSURANCE

A. Type & Limits of Applicable Insurance.

The Contractor shall procure, maintain, and provide proof of, insurance coverages for injuries to persons and/or property damage as may arise from or in conjunction with, the work performed on behalf of the County by the Contractor, its agents, representatives, and employees. Proof of coverage as contained herein shall be provided to the County and such coverage shall be maintained by the Contractor for the duration of the contract period. An extended reporting period for claims made policies must be in force for three (3) years after contract completion date.

1. General Liability. Coverage shall be as broad as: Comprehensive General Liability endorsed to include Broad Form, Commercial General Liability form including Products/Completed Operations. Minimum limits shall be $1 million per occurrence, $3 million in the aggregate, annually.

2. Automobile Liability. Coverage sufficient to cover all vehicles owned, used, or hired by the Contractor, his agents, representatives, or employees. Minimum limits of $1 million combined single limit.

3. Workers Compensation. Coverage and limits as required by the Workers' Compensation Act of Virginia. Employers Liability, $1,000,000.

4. Professional Liability. Minimum limits are $1,000,000 per occurrence.

B. Hold Harmless Clause

During the term of this contract, the Contractor shall indemnify and hold the County harmless from and against any claims against County based on Contractor's performance of its obligations hereunder; provided, however, that Contractor will not be responsible for any claim arising out of: (i) County or its employee or agent preventing an Inmate from receiving medical care ordered by Contractor or its agent or Contractor; or (ii) failure of County's employee or agent to exercise good judgment in promptly presenting an ill or injured Inmate to Contractor for treatment; or (iii) the County's own act or omission, including negligence and willful misconduct.

C. Safety

All Contractors and subcontractors performing services for The County of Loudoun are required and shall comply with all Occupational Safety and Health Administration (OSHA), State and County Safety and Occupational Health Standards and any other applicable rules and regulations. Also all Contractors and subcontractors shall be held responsible for the safety of their employees and any unsafe acts or conditions that may cause injury or damage to any persons or property within and around the work site area under this contract.

VIII. MISCELLANEOUS

A. Independent Contractor Status

County expressly acknowledges that, other than as set forth previously, Contractor is an "independent contractor," and nothing in this Agreement is intended nor shall be construed to create an agency relationship, an employer/employee relationship, a joint venture relationship, or any other relationship allowing County to exercise control or direction over the manner or method by which Contractor or its subcontractors perform hereunder.

B. Notice

All notices or other communications required or permitted to be given under this Agreement shall be in writing and shall

be deemed to have been duly given if delivered personally in hand, or mailed certified mail return receipt requested, postage prepaid on the date posted, or sent via overnight guaranteed delivery service, and addressed to the appropriate party at the following address or such other address as may be given in writing to the parties:

1. County:

Department of Management and Financial Services
Procurement Division
1 Harrison Street, S.E., 4th Floor
P.O. Box 7000
Leesburg, VA 20177-7000

Attn: Sandra Lineberry, Contracting Officer

Copy to:

Sheriff's Office
106 Edwards Ferry Road
Leesburg, VA, 20176

Attn: Major Robert Mulligan

2. Contractor:

CONMED, Inc.
9375 Chesapeake Street #203
La Plata, MD 20646

Attention:
Howard M. Haft, MD, MMM

C. Governing Law

This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed according to, the laws of the State of Virginia.

D. Entire Agreement

This Agreement constitutes the entire agreement of the parties and is intended as a complete and exclusive statement of the promises, representations, negotiations, discussions and agreements that have been made in connection with the subject matter hereof. No modification or amendment to this Agreement shall be binding upon the

parties unless the same is in writing and signed by the respective parties hereto.

E. Waiver of Breach

The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other provision hereof.

F. Force Majeure

Contractor shall not be deemed in violation of this Agreement if it is prevented from performing any of its obligations hereunder for any reason beyond its control, including, without limitation, strikes, Inmate disturbances, lack of County's financial or physical resources, failure of County to provide proper security services, acts of God, civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, floods, failure of transportation, or any similar cause beyond the reasonable control of Contractor.

G. Severability

In the event any provision of this Agreement is held to be unenforceable for any reason, the unenforceability thereof shall not affect the remainder of the Agreement which shall remain in full force and effect and enforceable in accordance with its terms.

H. Notice of Required Disability Legislation Compliance

Loudoun County government is required to comply with state and federal disability legislation: The Rehabilitation Act of 1973 Section 504, The Americans with Disabilities Act (ADA) for 1990 Title II and The Virginians with Disabilities Act of 1990.

Specifically, Loudoun County, may not, through its contractual and/or financial arrangements, directly or indirectly avoid compliance with Title II of the Americans with Disabilities Act, Public Law 101-336, which prohibits discrimination on the basis of disability by public entities. Subtitle A protects qualified individuals with disability from discrimination on the basis of disability from discrimination on the basis of disability in the services, programs, or activities of all State and local governments. It extends the prohibition of discrimination in federally assisted programs established by the Rehabilitation Act of 1973 Section 504 to all activities of State and local governments, including those that do not receive Federal financial assistance, and

incorporates specific prohibitions of discrimination on the basis of disability in Titles, I, III, and V of the Americans with Disabilities Act. The Virginians with Disabilities Act of 1990 follows the Rehabilitation Act of 1973 Section 504.

I. Ethics in Public Contracting

The provisions contained in Sections 2.2-4367 through 2.2-4377 of the Virginia Public Procurement Act as set forth in the 1950 Code of Virginia, as amended, shall be applicable to this contract.

The provisions of this article supplement, but do not supersede, other provisions of law including, but not limited to, the Virginia Conflict of Interest Act (§2.1-348 et. seq.), the Virginia Governmental Frauds Act (§18.2-498.1 et. seq.) and Articles 2 and 3 of Chapter 10 of Title 18.2. The provisions apply notwithstanding the fact that the conduct described may not constitute a violation of the Virginia Conflict of Interests Act.

J. Employment Discrimination by Contractors Prohibited

During the performance of this contract, the Contractor shall not discriminate against any employee or applicant for employment because of race, religion, color, sex , natural origin, age or disability, except where religion, sex, national origin, age or disability is a bona fide occupational qualification reasonable necessary to the normal operation of the Contractor; he shall post in conspicuous places, available to employees and applicants for employment, notices setting forth nondiscrimination practices, and he shall state, in all solicitations or advertisements for employees placed by or on behalf of the Contractor, that he is an equal opportunity employer. Notices, advertisements and solicitations placed in accordance with federal law, rule or regulation shall be deemed sufficient to meet this requirement.

The Contractor shall include the provisions of the foregoing paragraphs in every subcontract or purchase order of over $10,000, so that the provisions will be binding upon each subcontractor or Contractor.

K. Drug-free Workplace

During the performance of this contract, the Contractor agrees to (i) provide a drug-free workplace for the Contractor's employees; (ii) post in conspicuous places, available to employees and applicants for employment, a statement notifying employees that the unlawful manufacture, sale, distribution, dispensation, possession, or use of

a controlled substance or marijuana is prohibited in the Contractor's workplace and specifying the actions that will be taken against employees for violations of such prohibition; (iii) state in all solicitations or advertisements for employees placed by or behalf of the Contractor that the Contractor maintains a drug-free workplace; and (iv) include the provisions of the foregoing clauses in every subcontract or purchase order of over $10,000, so that the provisions will be binding upon each subcontractor or vendor.

For the purpose of this section, "drug-free workplace" means a site for the performance of work done in connection with a specific contract awarded to a Contractor in accordance with this chapter, the employees of whom are prohibited from engaging in the unlawful manufacture, sale, distribution, dispensation, possession, or use of a controlled substance or marijuana during the performance of the contract.

L. Exemption from Taxes

The County is exempt from State Sales Tax and Federal Excise Tax. Tax Exemption Certificates indicating the County's tax exempt status will be furnished by County of Loudoun on request.

M. Substitutions

No substitution, including key personnel or cancellations permitted after award without written approval by the Division of Purchasing and Support Services.

N. Workmanship and Inspection

All work under this Agreement shall be performed in a skillful and professional manner. The County may, in writing, require the Contractor to remove any employee from work that the County deems incompetent or careless.

Further, the County may, from time to time, make inspections of the work performed under this contract. Any inspection by the County does not relieve the deficiencies or other failure to meet the contract requirements.

O. Contractual Disputes

The Contractor shall give written notice to the Purchasing Agent of his intent to file a claim for money or other relief at the time of the occurrence or the beginning of the work upon which the claim is to be based.

The written claim shall be submitted to the Purchasing Agent no later than sixty (60) days after final payment. If the claim is not disposed of by agreement, the Purchasing Agent shall reduce his decision to

writing and mail or otherwise forward a copy thereof to the Contractor within thirty (30) days of receipt of the claim.

The Purchasing Agent's decision shall be final unless the Contractor appeals within thirty (30) days by submitting a written letter of appeal to the County Administrator, or his designee. The County Administrator shall render a decision within sixty (60) days of receipt of the appeal.

COUNTY OF LOUDOUN, VIRGINIA
Department of Management Services
P.O. Box 7000
Leesburg, VA 20177-7000
(703) 777-0403 (phone)
(703) 771-5097 (fax)

By Sandra A. Lineberry

Name Sandra A. Lineberry

Title Contracting Officer

Date 7/14/05

CONMED, Inc.
9375 Chesapeake Street #203
La Plata, MD 20646
(301) 609-8460 (phone)
(301) 934-6938 (fax)

By [signature]

Name Howard M. Haft, MD, MMM

Title Treasurer

Date 7-18-05

EXHIBIT A
Two (2) Year Cost
Contract Period: July 1, 2005 – June 30, 2007

Medical Services		
Total cost per month for 2005 services	$	57,689
Per diem deduct for ADP under 329	$	1.21
Per diem add for ADP over 329	$	1.21
Total cost per month if adp reaches 350	$	85,778
Total cost per month if ADP reaches 375	$	87,011
Total cost per month if ADP reaches 400	$	88,244

does not apply - see new amendment

Total 2 year cost $1,384,545.00
Payment terms $57,689.00 net 30 days $57112.49 1%- 20 days

Staffing	FTE	Salary rate	Annual Salary	Benefits 20% Expense	Annual $ 0.20
Administrator	1	$ 34.00	$ 74,800.00	$ 14,960.00	$ 89,760.00
Admin Assistant	0.5	$ 12.00	$ 13,200.00	$ 1,200.00	$ 14,400.00
Medical Director	0.1	$ 100.00	$ 22,400.00	$ -	$ 22,400.00
RN (all shifts)	4.2	$ 26.00	$ 237,120.00	$ 47,424.00	$ 284,544.00
Back fill		$ -	$ -	$ -	$ -
Medical call			$ 6,000.00	$ -	$ 6,000.00
Subtotal Staffing					**$ 411,104.00**
Inpatient Hospital					$ 50,000.00
Outpatient and Ancillary					$ 55,688.56
Medical Liability insurance					$ 7,800.00
Medical Supplies					$ 5,000.00
Pharmacy					$ 75,920.00
Other Costs of Services					$ 11,760.00
Total Direct Costs					**$ 617,272.56**
Management Fee					$ 75,000.00
Annual Budget					**$ 692,272.56**

QQ-01130

CONTRACT AMENDMENT #1

This agreement constitutes an amendment to the contract dated July 1, 2005, entitled *"Agreement for Service"* between the County of Loudoun, Virginia (County) and CONMED, Inc. (Contractor).

In consideration of the mutual covenants set forth herein, the parties agree to amend and modify their contract effective July 1, 2005 as follows:

V. COMPENSATION

A. Budget Amount, Billing & Reconciliation.

In consideration for the services provided or arranged by Contractor pursuant to this Agreement, the County agrees to pay Contractor the following consideration:

County shall reimburse the Contractor for its costs and expenses associated with providing services hereunder, and shall in addition pay a fixed management fee, as provided in Exhibit A, attached hereto. Should the Contractor's estimated annual costs and expenses for Inpatient Hospital Services, Outpatient and Ancillary Services, and Pharmacy exceed the amount set forth in the annual budget, the County shall reimburse Contractor for all such costs and expenses. All other costs are fixed for a two (2) year period.

The Contractor shall be paid a base rate of $692,268 annually, and billed at $57,689 monthly for its services pursuant to the Agreement (see Exhibit A - Revised).

In all respects not specifically mentioned or altered by the amendment, the original contract shall remain in force and effect.

COUNTY OF LOUDOUN, VIRGINIA
Department of Management Services
P.O. Box 7000
Leesburg, VA 20177-7000
Phone (703) 777-0403
Fax (703) 771-5097

By Sandra A Lineberry

Name Sandra A. Lineberry

Title Contracting Officer

Date 10/25/05

CONMED, Inc.
9375 Chesapeake Street #203
La Plata, MD 200646
Phone (301) 609-8460
Fax (301934-6938

By____________________

Name ____________________

Title____________________

Date____________________

EXHIBIT A – REVISED

Two (2) Year Cost
Contract Period: July 1, 2005 through June 30, 2007

Total 2 year cost $1,384,545.00
Payment terms $57,689.00 net 30 days $57112.49 1%- 20 days

Staffing	FTE	Salary rate	Annual Salary	Benefits 20% Expense	Annual $ 0.20
Administrator	1	$ 34.00	$ 74,800.00	$ 14,960.00	$ 89,760.00
Admin Assistant	0.5	$ 12.00	$ 13,200.00	$ 1,200.00	$ 14,400.00
Medical Director	0.1	$ 100.00	$ 22,400.00	$ -	$ 22,400.00
RN (all shifts)	4.2	$ 26.00	$ 237,120.00	$ 47,424.00	$ 284,544.00
Back fill		$ -	$ -	$ -	$ -
Medical call			$ 6,000.00	$ -	$ 6,000.00
Subtotal Staffing					**$ 411,104.00**
Inpatient Hospital					$ 50,000.00
Outpatient and Ancillary					$ 55,688.56
Medical Liability Insurance					$ 7,800.00
Medical Supplies					$ 5,000.00
Pharmacy					$ 75,920.00
Other Costs of Services					$ 11,760.00
Total Direct Costs					**$ 617,272.56**
Management Fee					$ 75,000.00
Annual Budget					**$ 692,272.56**